Exhibit 99.1
FREMONT GENERAL CORPORATION ANNOUNCES INTENTION TO DELAY THE SCHEDULED INTEREST PAYMENT ON ITS SENIOR DEBT AS IT ATTEMPTS TO NEGOTIATE A COMPREHENSIVE DEBT RESTRUCTURING WITH ITS MAJORITY SENIOR DEBT HOLDER
     (BREA, CALIFORNIA) — March 18, 2008: Fremont General Corporation (“Fremont General” or the “Company”) (NYSE: FMT), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“Bank”), announced today that the Company has determined to delay its semi-annual interest payment of approximately $6.6 million which is payable on March 17, 2008 on its $169.0 million of Series B 7.875% Senior Notes due March 2009 (“Senior Notes”) as it attempts to negotiate a comprehensive debt restructuring with the holder of the majority of the Senior Notes. The Company is engaged in discussions with such holder.
     Under the terms of the Indenture dated March 1, 1999, the Company has 30 days after March 17, 2008 to make the scheduled interest payment on the Senior Notes without such non-payment being deemed an event of default, although the majority holder of the Senior Notes could agree to defer taking such action on the non-payment of interest for a mutually agreed upon period of time in order to permit the Company and the majority holder to agree to a mutually acceptable debt restructuring. There is no assurance that the Company will be successful in restructuring the Senior Notes, that the majority holder will agree to defer taking action with respect to the non-payment of interest, or that the Company will eventually make the interest payments on the Senior Notes. In the event that the Company does not timely make its interest payment on the Senior Notes and the holder of the majority of the Senior Notes does not agree to defer pursuing the remedies with respect to such non-payment of interest, then such majority holder, as a holder of 25% or more of the principal amount of the Senior Notes, or the trustee, may declare the entire principal amount of the Senior Notes to be immediately due and payable.
     In addition to the initiatives being taken to restructure the Senior Notes, the Company is continuing to evaluate other strategic alternatives to increase the Company’s and the Bank’s capital and to provide increased liquidity, as well as the possible sale or merger of the Company or the sale of its assets. There is no assurance that the Company will be successful in any of its efforts to develop and implement such a strategy to address the capital and/or liquidity needs of the Company and/or the Bank.
About Fremont General
     Fremont General Corporation is a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company is engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California and residential real estate mortgage servicing through its wholly-owned bank subsidiary, Fremont Investment & Loan. Fremont Investment & Loan funds its operations primarily through deposit accounts sourced through its 22 retail banking branches which are insured up to the maximum legal limit by the Federal Deposit Insurance Corporation.
     The Retail Banking Division of the Bank continues to offer a variety of savings and money market products as well as certificates of deposits across its 22 branch network. Customer deposits remain fully insured by the FDIC up to at least $100,000 and retirement accounts remain insured separately up to an additional $250,000.
     To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
     The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR’s section of the SEC’s website at www.sec.gov.
Forward-Looking Statements
     This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.
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